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                                                                    Exhibit 16.1


[PriceWaterhouseCoopers LLP Letterhead]



November 9, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Commissioners:

We have read the statements made by Endorex Corporation (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated November 2, 2000. We agree with the statements concerning our Firm in such Form 8-K. As to the last sentence of paragraph (v), we have no basis to agree or disagree with such statement.


Very truly yours,

/s/  PricewaterhouseCoopers LLP